Exhibit 3.1

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is SCCI National Holdings, Inc.

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Second: Its registered office in the State of Delaware is to be located at 1209 Orange Street Street, in the City of Wilmington County of New Castle Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 100 shares (number of authorized shares) with a par value of 0.0100000000 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name Charles Szurgot

Mailing Address 1999 Avenue of the Stars, Suite 2600

       Los Angles, CA Zip Code 90067

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I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 18th day of October, A.D. 2019.

BY:	/s/ Charles Szurgot
(Incorporator)
NAME:	Charles Szurgot (type or print)